Filed Pursuant to Rule 424(b)(5)
Registration No. 333-272426

SUPPLEMENT NO. 2, DATED MAY 21, 2025, TO

PROSPECTUS SUPPLEMENT, DATED OCTOBER 4, 2023

(To Prospectus dated September 29, 2023, as supplemented from time to time)

CARLYLE CREDIT INCOME FUND

Up to $125,000,000 of Common Shares

This supplement is being filed to update, amend and supplement certain information in our prospectus dated September 29, 2023, as supplemented by that prospectus supplement dated October 4, 2023 and that supplement no. 1 dated November 21, 2024 and as further supplemented as of the date hereof, pursuant to which we may offer and sell shares of our common shares of beneficial interest at an aggregate offering price of up to $125.0 million from time to time through the Placement Agents. Sales of our common shares, if any, under the prospectus supplement, as further supplemented as of the date hereof, and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market,” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the New York Stock Exchange or similar securities exchanges or sales made to or through a market maker other than on an exchange, at prices related to the prevailing market prices or at negotiated prices.

This supplement should be read in conjunction with the prospectus supplement and accompanying prospectus. This supplement is only intended to update, amend and supplement certain information in the prospectus supplement to the extent set forth herein. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the prospectus supplement.

This supplement is being filed to reflect that we, Carlyle Global Credit Investment Management L.L.C., B. Riley Securities, Inc., Ladenburg Thalmann & Co. Inc., Oppenheimer & Co. Inc. and Lucid Capital Markets, LLC have entered into Amendment No. 3 to that certain Equity Distribution Agreement, dated October 4, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Equity Distribution Agreement”), in order to increase the aggregate offering price of sales of our common shares from $75.0 million to $125.0 million. Accordingly, each reference to $75.0 million in the prospectus supplement is hereby amended to be $125.0 million.

The supplement is also being filed to further supplement the prospectus supplement to reflect that our investment adviser, Carlyle Global Credit Investment Management L.L.C., may from time to time, in its sole discretion, pay some or all of the Placement Agents’ commission in order to ensure that the sales price per share of our common shares in connection with all of the offerings made hereunder will not be less than our then-current net asset value (“NAV”) per share. Any such payments made by our investment adviser will not be subject to reimbursement by us.

An investment in our common shares involves certain risks, including, among other things, the risk of leverage and risks relating to investments in equity and junior debt tranches of collateralized loan obligations. Common shares of closed-end management investment companies that are listed on an exchange frequently trade at a discount to their net asset value. If our common shares trade at a discount to our NAV, it will likely increase the risk of loss for purchasers of our securities. You should review carefully the risks and uncertainties, including the risk of leverage, described in the section titled “Risk Factors” beginning on page 24 of the prospectus or otherwise included in or incorporated by reference in the prospectus supplement or the prospectus and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus before investing in our common stock.

Supplement dated May 21, 2025 to Prospectus Supplement dated October 4, 2023.